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                                                                    EXHIBIT 3.42


                           ARTICLES OF INCORPORATION
                                       OF
                              KINGDOM DIRECT, INC.

      One: The name of this Corporation is:

           Kingdom Direct, Inc.

      Two: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      Three: The name and address in the State of California of this Corporation's initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is:

             Jonathan L. Block
             c/o Salem Communications Corporation
             4880 Santa Rosa Road, Suite 300
             Camarillo, CA 93012

      Four: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is One Thousand (1,000).

      Five: The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      Six: The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California law.

DATED: April 24, 1998


                                       /s/ KAYE T. WALSH
                                       -----------------------------------------
                                       Kaye T. Walsh, Incorporator